Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

HOUSTON and LONDON, July 29, 2016

LyondellBasell Reports Second-Quarter 2016 Earnings

Second Quarter 2016 Highlights

•	Income from continuing operations: $1.1 billion ($1.0 billion excluding LCM1)

•	Diluted earnings per share: $2.56 per share ($2.45 per share excluding LCM)

•	EBITDA: $1.8 billion ($1.7 billion excluding LCM)

•	Share repurchases and dividends totaled $1.1 billion; repurchased 8.8 million shares during the second quarter, approximately 2% of the outstanding shares

•	Authorized a fourth share repurchase program for up to an additional 10% of shares over the next 18 months

•	Increased second quarter 2016 interim dividend by 9% to $0.85 per share

Comparisons with the prior quarter and second quarter 2015 are available in the following table:

Table 1 - Earnings Summary

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
Millions of U.S. dollars (except share data)	2016	2016	2015	2016	2015
Sales and other operating revenues	$7,328	$6,743	$9,145	$14,071	$17,330
Net income(a)	1,091	1,030	1,329	2,121	2,493
Income from continuing operations(b)	1,092	1,030	1,326	2,122	2,493
Diluted earnings per share (U.S. dollars):
Net income(c)	2.56	2.37	2.82	4.93	5.22
Income from continuing operations(b)	2.56	2.37	2.81	4.93	5.22
Diluted share count (millions)	425	434	472	429	477
EBITDA(d)	1,783	1,807	2,186	3,590	4,138

Excluding LCM Impact:
LCM charges (benefits), pre-tax	(68)	68	(9)	—	83
Income from continuing operations(b)	1,045	1,077	1,320	2,122	2,545
Diluted earnings per share (U.S. dollars):
Income from continuing operations(b)	2.45	2.48	2.79	4.93	5.33
EBITDA(d)	1,715	1,875	2,177	3,590	4,221

(a)	Includes net loss attributable to non-controlling interests and income (loss) from discontinued operations, net of tax. See Table 10.
(b)	See Table 11 for charges and benefits to income from continuing operations.
(c)	Includes diluted earnings (loss) per share attributable to discontinued operations.
(d)	See the end of this release for an explanation of the Company’s use of EBITDA and Table 8 for reconciliations of EBITDA to net income and income from continuing operations.

[1]	LCM stands for “lower of cost or market.” An explanation of LCM and why we have excluded it from our financial information in this press release can be found at the end of this press release under “Information Related to Financial Measures.”

LyondellBasell Industries www.lyb.com	1

LyondellBasell Industries (NYSE: LYB) today announced earnings from continuing operations for the second quarter 2016 of $1.1 billion, or $2.56 per share. Second quarter 2016 EBITDA was $1.8 billion. The quarter included a $68 million non-cash, pre-tax benefit for the impact of a lower of cost or market (LCM) inventory adjustment ($47 million after-tax benefit). Excluding the LCM adjustment, earnings from continuing operations during the second quarter totaled $1.0 billion, or $2.45 per share and EBITDA was $1.7 billion.

“Excluding the first quarter gain from the Petroken business sale and the impact of maintenance activities, overall second quarter results were similar to the first quarter. Balance across our business portfolio enabled us to generate earnings in excess of $1 billion and earnings per share of $2.56. Industry trends generally developed as we anticipated resulting in continued strong polyolefin performance and seasonally stronger fuel margins. However, due to an April upset at our refinery, the benefits of higher fuel margins were only seen in our Oxyfuels business,” said Bob Patel, LyondellBasell’s CEO.

OUTLOOK

“During the third quarter, chemical and polyolefin markets thus far have generally been well balanced with trends similar to the second quarter. However, refining and oxyfuel margins have declined. Within our system, refinery repairs have been completed, and the Corpus Christi ethylene plant expansion is expected to be completed by the end of the third quarter. During the second half of the year our plant maintenance schedule continues to be significant with turnarounds at additional O&P and I&D facilities. Although our inventory and scheduling efforts will only partially mitigate the production impact during this heavy planned maintenance period, we look forward to the continuing returns from these investments in long-term reliability,” Patel said.

LYONDELLBASELL BUSINESS RESULTS DISCUSSION BY REPORTING SEGMENT

LyondellBasell manages operations through five operating segments: 1) Olefins & Polyolefins – Americas; 2) Olefins & Polyolefins – Europe, Asia and International (EAI); 3) Intermediates & Derivatives; 4) Refining; and 5) Technology.

The following comments and analysis represent underlying business activity and are exclusive of LCM inventory adjustments.

LyondellBasell Industries www.lyb.com	2

Olefins & Polyolefins - Americas (O&P-Americas) – The primary products of this segment include ethylene and its co-products (propylene, butadiene and benzene), polyethylene, polypropylene and Catalloy process resins.

Table 2 - O&P–Americas Financial Overview

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
Millions of U.S. dollars	2016	2016	2015	2016	2015
Operating income	$646	$707	$920	$1,353	$1,854
EBITDA	754	878	1,014	1,632	2,045
LCM charges (benefits), pre-tax	—	—	(21)	—	22
EBITDA excluding LCM adjustments	754	878	993	1,632	2,067

Three months ended June 30, 2016 versus three months ended March 31, 2016 – EBITDA decreased $124 million for the second quarter 2016 versus the first quarter 2016. First quarter 2016 results included a $57 million gain on the sale of the Petroken polypropylene business. Results declined by $67 million exclusive of the Petroken gain. Compared to the prior period, underlying olefin results were relatively unchanged as margins increased while customer and internal derivative maintenance resulted in reduced ethylene volumes. Combined polyolefin results continued to be strong despite declining by approximately $60 million. Polyethylene sales volumes declined by 8% due to plant maintenance. Polyethylene spreads increased by approximately 1 cent per pound. Polypropylene spreads declined by approximately 2 cents per pound and volumes were down 5% primarily due to the first quarter sale of Petroken. Joint venture equity income declined by $2 million.

Three months ended June 30, 2016 versus three months ended June 30, 2015 – EBITDA decreased $239 million versus the second quarter 2015, excluding an unfavorable $21 million quarter to quarter variance as a result of the LCM inventory adjustments. Olefin results drove the decline as quarterly EBITDA decreased approximately $280 million versus the prior year primarily due to lower ethylene margin. Combined polyolefin results increased approximately $30 million versus the prior year period. Polyethylene results declined due to maintenance while margins were relatively unchanged. Polypropylene benefitted from a spread improvement of approximately 10 cents per pound and volumes were lower in 2016 due to the first quarter Petroken sale. Joint venture equity income improved by $12 million consistent with strong polypropylene margins.

LyondellBasell Industries www.lyb.com	3

Olefins & Polyolefins - Europe, Asia, International (O&P-EAI) – The primary products of this segment include ethylene and its co-products (propylene and butadiene), polyethylene, polypropylene, global polypropylene compounds, Catalloy process resins and Polybutene-1 resins.

Table 3 - O&P–EAI Financial Overview

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
Millions of U.S. dollars	2016	2016	2015	2016	2015
Operating income	$423	$358	$359	$781	$595
EBITDA	576	509	492	1,085	849
LCM charges (benefits), pretax	(40)	40	—	—	—
EBITDA excluding LCM adjustments	536	549	492	1,085	849

Three months ended June 30, 2016 versus three months ended March 31, 2016 – EBITDA decreased by $13 million versus the first quarter 2016, excluding a favorable $80 million quarter to quarter variance as a result of LCM inventory adjustments. First quarter 2016 results included a $21 million gain on the sale of the Petroken polypropylene compounding business. Exclusive of the Petroken sale, results were relatively unchanged. Olefin results decreased approximately $30 million on relatively unchanged volumes. Combined polyolefin results were steady. Polypropylene compounds and polybutene-1 results increased by approximately $10MM. Equity income from joint ventures increased by $27 million consistent with strong polypropylene margins.

Three months ended June 30, 2016 versus three months ended June 30, 2015 – EBITDA increased by $44 million versus the second quarter 2015, excluding a favorable $40 million quarter to quarter variance as a result of LCM inventory adjustments. Olefin results declined by approximately $60 million due to a 2 cent per pound decrease in margin combined with reduced volumes related to planned maintenance at our Berre, France facility. Combined polyolefin results increased approximately $65 million as spreads for polyethylene improved by approximately 1 cent per pound while polypropylene spreads improved by approximately 4 cents per pound. Combined polyolefin volumes increased by approximately 4%. Polypropylene compounds and polybutene-1 results improved by approximately $10 million. Equity income from joint ventures increased by $17 million.

LyondellBasell Industries www.lyb.com	4

Intermediates & Derivatives (I&D) – The primary products of this segment include propylene oxide (PO) and its co-products (styrene monomer, tertiary butyl alcohol (TBA), isobutylene and tertiary butyl hydroperoxide), and derivatives (propylene glycol, propylene glycol ethers and butanediol); acetyls (including methanol), ethylene oxide and its derivatives, and oxyfuels.

Table 4 - I&D Financial Overview

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
Millions of U.S. dollars	2016	2016	2015	2016	2015
Operating income	$327	$255	$405	$582	$676
EBITDA	397	326	466	723	803
LCM charges (benefits), pre-tax	(28)	28	17	—	61
EBITDA excluding LCM adjustments	369	354	483	723	864

Three months ended June 30, 2016 versus three months ended March 31, 2016 – EBITDA increased $15 million versus the first quarter 2016, excluding a favorable $56 million quarter to quarter variance as a result of LCM adjustments related to inventory. Results for PO and PO derivatives declined by approximately $20 million partially due to product sales mix. Intermediate chemicals results improved by approximately $10 million, primarily due to an approximately 4 cents per pound improvement in styrene margin. This increase was partially offset by lower methanol margins. Oxyfuels improved approximately $30 million consistent with seasonal margin improvements. Equity income from joint ventures was relatively unchanged.

Three months ended June 30, 2016 versus three months ended June 30, 2015 – EBITDA decreased $114 million versus the second quarter 2015, excluding a favorable $45 million quarter to quarter variance as a result of LCM inventory adjustments. Results for PO and PO derivatives were relatively unchanged. Intermediate chemicals results declined by approximately $45 million primarily due to reduced methanol margins and lower EO/EG results partially offset by higher styrene sales volumes. Oxyfuels results decreased approximately $55 million relative to a very strong second quarter 2015. Equity income from joint ventures decreased by $2 million.

LyondellBasell Industries www.lyb.com	5

Refining – The primary products of this segment include gasoline, diesel fuel, heating oil, jet fuel, and petrochemical raw materials.

Table 5 - Refining Financial Overview

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
Millions of U.S. dollars	2016	2016	2015	2016	2015
Operating income (loss)	($53)	($30)	$119	($83)	$193
EBITDA	(13)	14	159	1	308
LCM charges (benefits), pre-tax	—	—	(5)	—	—
EBITDA excluding LCM adjustments	(13)	14	154	1	308

Three months ended June 30, 2016 versus three months ended March 31, 2016 – EBITDA decreased $27 million versus the first quarter 2016. The Houston refinery operated at 183,000 barrels per day primarily due to the refinery fire. The Maya 2-1-1 industry benchmark crack spread increased by $3.21 per barrel, averaging $21.07 per barrel. Despite the improved industry crack spreads, spreads at the Houston Refinery did not improve due to operational limitations.

Three months ended June 30, 2016 versus three months ended June 30, 2015 – EBITDA decreased $167 million versus the second quarter 2015, excluding an unfavorable $5 million quarter to quarter variance as a result of LCM inventory adjustments. Second quarter 2016 throughput was down by 72,000 barrels per day from the prior year period due to the refinery fire and subsequent downtime for repairs. The Maya 2-1-1 industry benchmark crack spread decreased by $2.91 per barrel.

Technology Segment – The principal products of the Technology segment include polyolefin catalysts and production process technology licenses and related services.

Table 6 - Technology Financial Overview

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
Millions of U.S. dollars	2016	2016	2015	2016	2015
Operating income	$62	$73	$45	$135	$109
EBITDA	73	83	57	156	133

Three months ended June 30, 2016 versus three months ended March 31, 2016 – EBITDA decreased by $10 million due to lower licensing revenue.

Three months ended June 30, 2016 versus three months ended June 30, 2015 – EBITDA increased by $16 million due to improved catalyst and licensing results.

LyondellBasell Industries www.lyb.com	6

Capital Spending and Cash Balances

Capital expenditures, including growth projects, maintenance turnarounds, catalyst and information technology-related expenditures, were $563 million during the second quarter 2016. Our cash and liquid investment balance was $2.5 billion at June 30, 2016. We repurchased 8.8 million ordinary shares during the second quarter 2016. There were 419 million common shares outstanding as of June 30, 2016. The company paid dividends of $362 million during the second quarter of 2016.

CONFERENCE CALL

LyondellBasell will host a conference call July 29 at 11 a.m. EDT. Participants on the call will include Chief Executive Officer Bob Patel, Executive Vice President and Chief Financial Officer Thomas Aebischer and Vice President of Investor Relations Doug Pike.

The toll-free dial-in number in the U.S. is 888-677-1826. A complete listing of toll-free numbers by country is available at www.lyb.com/teleconference for international callers. The pass code for all numbers is 6934553.

The slides and webcast that accompany the call will be available at http://www.lyb.com/earnings.

A replay of the call will be available from 2 p.m. EDT July 29 until August 29 at 12:59 a.m. EDT. The replay dial-in numbers are 866-453-2318 (U.S.) and +1 203-369-1226 (international). The pass code for each is 72916.

ABOUT LYONDELLBASELL

LyondellBasell (NYSE: LYB) is one of the world’s largest plastics, chemical and refining companies and a member of the S&P 500. LyondellBasell (www.lyb.com) manufactures products at 57 sites in 18 countries. LyondellBasell products and technologies are used to make items that improve the quality of life for people around the world including packaging, electronics, automotive parts, home furnishings, construction materials and biofuels.

LyondellBasell Industries www.lyb.com	7

FORWARD-LOOKING STATEMENTS

The statements in this release and the related teleconference relating to matters that are not historical facts are forward-looking statements. These forward-looking statements are based upon assumptions of management which are believed to be reasonable at the time made and are subject to significant risks and uncertainties. Actual results could differ materially based on factors including, but not limited to, the business cyclicality of the chemical, polymers and refining industries; the availability, cost and price volatility of raw materials and utilities, particularly the cost of oil, natural gas, and associated natural gas liquids; competitive product and pricing pressures; labor conditions; our ability to attract and retain key personnel; operating interruptions (including leaks, explosions, fires, weather-related incidents, mechanical failure, unscheduled downtime, supplier disruptions, labor shortages, strikes, work stoppages or other labor difficulties, transportation interruptions, spills and releases and other environmental risks); the supply/demand balances for our and our joint ventures’ products, and the related effects of industry production capacities and operating rates; our ability to achieve expected cost savings and other synergies; our ability to successfully execute projects and growth strategies; legal and environmental proceedings; tax rulings, consequences or proceedings; technological developments, and our ability to develop new products and process technologies; potential governmental regulatory actions; political unrest and terrorist acts; risks and uncertainties posed by international operations, including foreign currency fluctuations; and our ability to comply with debt covenants and service our debt. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in the “Risk Factors” section of our Form 10-K for the year ended December 31, 2015, which can be found at www.lyb.com on the Investor Relations page and on the Securities and Exchange Commission’s website at www.sec.gov.

INFORMATION RELATED TO FINANCIAL MEASURES

This release makes reference to certain “non-GAAP” financial measures as defined in Regulation G of the U.S. Securities Exchange Act of 1934, as amended. The non-GAAP measures we have presented include income from continuing operations excluding LCM, diluted earnings per share excluding LCM, EBITDA and EBITDA excluding LCM. LCM stands for “lower of cost or market,” which is an accounting rule consistent with GAAP related to the valuation of inventory. Our inventories are stated at the lower of cost or market. Cost is determined using the last-in, first-out (“LIFO”) inventory valuation methodology, which means that the most recently incurred costs are charged to cost of sales and inventories are valued at the earliest acquisition costs. Market is determined based on an assessment of the current estimated replacement cost and selling price of the inventory. In periods where the market price of our inventory declines substantially, cost values of inventory may be higher than the market value, which results in us writing down the value of inventory to market value in accordance with the LCM rule, consistent with GAAP. This adjustment is related to our use of LIFO accounting and the recent decline in pricing for many

LyondellBasell Industries www.lyb.com	8

of our raw material and finished goods inventories. We report our financial results in accordance with U.S. generally accepted accounting principles, but believe that certain non-GAAP financial measures, such as EBITDA and earnings and EBITDA excluding LCM, provide useful supplemental information to investors regarding the underlying business trends and performance of the company’s ongoing operations and are useful for period-over-period comparisons of such operations. Non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the financial measures prepared in accordance with GAAP.

EBITDA, as presented herein, may not be comparable to a similarly titled measure reported by other companies due to differences in the way the measure is calculated. We calculate EBITDA as income from continuing operations plus interest expense (net), provision for (benefit from) income taxes, and depreciation & amortization. EBITDA should not be considered an alternative to profit or operating profit for any period as an indicator of our performance, or as an alternative to operating cash flows as a measure of our liquidity. We have also presented financial information herein exclusive of adjustments for LCM.

Quantitative reconciliations of EBITDA to net income, the most comparable GAAP measure, are provided in Table 8 at the end of this release.

OTHER FINANCIAL MEASURE PRESENTATION NOTES

This release contains time sensitive information that is accurate only as of the time hereof. Information contained in this release is unaudited and subject to change. LyondellBasell undertakes no obligation to update the information presented herein except to the extent required by law.

###

Source: LyondellBasell Industries

Media Contact:        Faye Eson +1 713-309-7575

Investor Contact:     Douglas J. Pike +1 713-309-7141

LyondellBasell Industries www.lyb.com	9

Table 7 - Reconciliation of Segment Information to Consolidated Financial Information (a)

	2015					2016
(Millions of U.S. dollars)	Q1	Q2	Q3	Q4	Total	Q1	Q2	YTD
Sales and other operating revenues:
Olefins & Polyolefins - Americas	$2,551	$2,679	$2,516	$2,218	$9,964	$2,115	$2,211	$4,326
Olefins & Polyolefins - EAI	2,911	3,061	2,932	2,672	11,576	2,578	2,721	5,299
Intermediates & Derivatives	1,918	2,159	2,039	1,656	7,772	1,702	1,769	3,471
Refining	1,607	2,102	1,693	1,155	6,557	955	1,289	2,244
Technology	136	107	100	122	465	132	129	261
Other/elims	(938)	(963)	(946)	(752)	(3,599)	(739)	(791)	(1,530)

Continuing Operations	$8,185	$9,145	$8,334	$7,071	$32,735	$6,743	$7,328	$14,071

Operating income (loss):
Olefins & Polyolefins - Americas	$934	$920	$740	$662	$3,256	$707	$646	$1,353
Olefins & Polyolefins - EAI	236	359	412	302	1,309	358	423	781
Intermediates & Derivatives	271	405	403	145	1,224	255	327	582
Refining	74	119	52	(101)	144	(30)	(53)	(83)
Technology	64	45	34	54	197	73	62	135
Other	(4)	(3)	9	(10)	(8)	(3)	(2)	(5)

Continuing Operations	$1,575	$1,845	$1,650	$1,052	$6,122	$1,360	$1,403	$2,763

Depreciation and amortization:
Olefins & Polyolefins - Americas	$86	$85	$87	$95	$353	$90	$88	$178
Olefins & Polyolefins - EAI	55	54	54	56	219	55	58	113
Intermediates & Derivatives	60	56	55	62	233	70	69	139
Refining	74	40	41	41	196	43	40	83
Technology	12	12	11	11	46	10	11	21

Continuing Operations	$287	$247	$248	$265	$1,047	$268	$266	$534

EBITDA: (b)
Olefins & Polyolefins - Americas	$1,031	$1,014	$841	$775	$3,661	$878	$754	$1,632
Olefins & Polyolefins - EAI	357	492	549	427	1,825	509	576	1,085
Intermediates & Derivatives	337	466	460	212	1,475	326	397	723
Refining	149	159	93	(59)	342	14	(13)	1
Technology	76	57	45	65	243	83	73	156
Other	2	(2)	13	(26)	(13)	(3)	(4)	(7)

Continuing Operations	$1,952	$2,186	$2,001	$1,394	$7,533	$1,807	$1,783	$3,590

Capital, turnarounds and IT deferred spending:
Olefins & Polyolefins - Americas	$149	$140	$159	$220	$668	$303	$339	$642
Olefins & Polyolefins - EAI	38	27	49	72	186	81	60	141
Intermediates & Derivatives	76	76	135	154	441	76	80	156
Refining	33	28	23	24	108	57	71	128
Technology	6	3	7	8	24	6	9	15
Other	4	4	—	5	13	4	4	8

Continuing Operations	$306	$278	$373	$483	$1,440	$527	$563	$1,090

(a)	EBITDA as presented herein includes the impacts of pre-tax LCM charges of $92 million, $181 million and $284 million for the first, third and fourth quarters of 2015, respectively. EBITDA for the second quarter of 2015 includes a pre-tax LCM benefit of $9 million for the partial reversal of the first quarter 2015 LCM adjustment. EBITDA for the first quarter of 2016 includes a pre-tax LCM adjustment of $68 million and a $78 million pre-tax gain on the sale of our wholly owned Argentine subsidiary. Second quarter 2016 EBITDA includes a pre-tax LCM benefit of $68 million for the reversal of the first quarter 2016 LCM adjustment due to price recoveries during the period. See Tables 2 through 6 for LCM adjustments recorded for each segment.
(b)	See Table 8 for EBITDA calculation.

LyondellBasell Industries www.lyb.com	10

Table 8 - EBITDA Calculation

	2015					2016
(Millions of U.S. dollars)	Q1	Q2	Q3	Q4	Total	Q1	Q2	YTD
Net income(a)	$1,164	$1,329	$1,186	$795	$4,474	$1,030	$1,091	$2,121
(Income) loss from discontinued operations, net of tax	3	(3)	3	2	5	—	1	1

Income from continuing operations(a)	1,167	1,326	1,189	797	4,479	1,030	1,092	2,122
Provision for income taxes	440	541	487	262	1,730	432	346	778
Depreciation and amortization	287	247	248	265	1,047	268	266	534
Interest expense, net	58	72	77	70	277	77	79	156

EBITDA(b)	$1,952	$2,186	$2,001	$1,394	$7,533	$1,807	$1,783	$3,590

(a)	Amounts presented herein include after-tax LCM charges of $58 million, $114 million and $185 million in the first, third and fourth quarters of 2015, respectively. The second quarter of 2015 includes an after-tax benefit of $6 million for the partial reversal of the first quarter 2015 LCM adjustment resulting from price recoveries during the period. The first quarter of 2016 includes an after-tax LCM charge of $47 million and a $78 million after-tax gain related to the sale of our wholly owned Argentine subsidiary. The second quarter of 2016 includes an after-tax benefit of $47 million for the reversal of the first quarter 2016 LCM adjustment due to price recoveries during the period.
(b)	EBITDA as presented herein includes the impact of pre-tax LCM charges of $92 million, $181 million and $284 million for the first, third and fourth quarters of 2015, respectively. EBITDA for the second quarter of 2015 includes a pre-tax LCM benefit of $9 million for the partial reversal of the first quarter 2015 LCM adjustment. The first quarter of 2016 includes a pre-tax LCM charge of $68 million and a pre-tax gain of $78 million on the sale of our wholly owned Argentine subsidiary. Second quarter 2016 EBITDA includes a pre-tax LCM benefit of $68 million for the reversal of the first quarter 2016 LCM adjustment.

LyondellBasell Industries www.lyb.com	11

Table 9 - Selected Segment Operating Information

	2015					2016
	Q1	Q2	Q3	Q4	Total	Q1	Q2	YTD
Olefins and Polyolefins - Americas
Volumes (million pounds)
Ethylene produced	2,364	2,415	2,514	2,391	9,684	2,392	1,899	4,291
Propylene produced	805	740	697	798	3,040	832	748	1,580
Polyethylene sold	1,473	1,575	1,577	1,578	6,203	1,554	1,426	2,980
Polypropylene sold	627	698	662	606	2,593	612	582	1,194
Benchmark Market Prices
West Texas Intermediate crude oil (USD per barrel)	48.57	57.95	45.36	42.16	48.71	33.63	46.01	39.97
Light Louisiana Sweet (“LLS”) crude oil (USD per barrel)	52.84	62.93	50.20	43.53	52.36	35.34	47.39	41.51
Natural gas (USD per million BTUs)	2.76	2.76	2.72	2.11	2.57	1.93	2.06	1.99
U.S. weighted average cost of ethylene production (cents/pound)	10.2	9.7	9.6	10.9	10.1	9.8	12.0	10.9
U.S. ethylene (cents/pound)	34.8	34.2	30.3	27.5	31.7	26.7	30.3	28.5
U.S. polyethylene [high density] (cents/pound)	65.7	67.3	64.3	57.0	63.6	52.3	59.0	55.7
U.S. propylene (cents/pound)	49.7	41.7	33.2	31.3	39.0	31.0	32.7	31.8
U.S. polypropylene [homopolymer] (cents/pound)	67.7	61.7	59.3	62.7	62.8	67.8	61.7	64.8
Olefins and Polyolefins - Europe, Asia, International
Volumes (million pounds)
Ethylene produced	1,007	1,047	944	978	3,976	950	941	1,891
Propylene produced	600	632	575	575	2,382	555	577	1,132
Polyethylene sold	1,533	1,360	1,304	1,379	5,576	1,434	1,386	2,820
Polypropylene sold	1,817	1,529	1,673	1,757	6,776	1,773	1,617	3,390
Benchmark Market Prices (€0.01 per pound)
Western Europe weighted average cost of ethylene production	22.9	23.2	14.4	22.5	20.8	16.3	21.2	18.8
Western Europe ethylene	39.3	47.1	46.6	41.4	43.6	38.4	41.1	39.7
Western Europe polyethylene [high density]	45.2	60.6	61.2	56.9	56.0	55.4	57.6	56.5
Western Europe propylene	37.1	44.4	41.7	31.0	38.5	26.3	28.8	27.6
Western Europe polypropylene [homopolymer]	49.8	62.5	59.3	47.4	54.7	46.5	49.5	48.0
Intermediates and Derivatives
Volumes (million pounds)
Propylene oxide and derivatives	870	751	697	682	3,000	793	743	1,536
Ethylene oxide and derivatives	268	312	282	237	1,099	301	233	534
Styrene monomer	903	735	904	889	3,431	917	933	1,850
Acetyls	547	810	733	623	2,713	702	821	1,523
TBA Intermediates	433	321	421	371	1,546	415	391	806
Volumes (million gallons)
MTBE/ETBE	229	299	268	258	1,054	270	278	548
Benchmark Market Margins (cents per gallon)
MTBE - Northwest Europe	64.0	106.0	119.0	49.8	85.1	44.4	78.7	61.7
Refining
Volumes (thousands of barrels per day)
Heavy crude oil processing rate	241	255	249	206	238	186	183	184
Benchmark Market Margins
Light crude oil - 2-1-1	15.02	16.42	15.29	9.44	14.04	8.67	11.52	10.13
Light crude oil - Maya differential	8.72	7.56	7.48	9.11	8.26	9.19	9.55	9.37

Source: LYB and third party consultants

Note: Benchmark market prices for U.S. and Western Europe polyethylene and polypropylene reflect discounted prices. Volumes presented represent third party sales of selected key products.

LyondellBasell Industries www.lyb.com	12

Table 10 - Unaudited Income Statement Information

	2015					2016
(Millions of U.S. dollars)	Q1	Q2	Q3	Q4	Total	Q1	Q2	YTD
Sales and other operating revenues	$8,185	$9,145	$8,334	$7,071	$32,735	$6,743	$7,328	$14,071
Cost of sales(a)	6,379	7,047	6,465	5,792	25,683	5,166	5,702	10,868
Selling, general and administrative expenses	205	228	194	201	828	193	199	392
Research and development expenses	26	25	25	26	102	24	24	48

Operating income(a)	1,575	1,845	1,650	1,052	6,122	1,360	1,403	2,763
Income from equity investments	69	90	93	87	339	91	117	208
Interest expense, net	(58)	(72)	(77)	(70)	(277)	(77)	(79)	(156)
Other income (expense), net(b)	21	4	10	(10)	25	88	(3)	85

Income from continuing operations before income taxes(a) (b)	1,607	1,867	1,676	1,059	6,209	1,462	1,438	2,900
Provision for income taxes	440	541	487	262	1,730	432	346	778

Income from continuing operations(c)	1,167	1,326	1,189	797	4,479	1,030	1,092	2,122
Income (loss) from discontinued operations, net of tax	(3)	3	(3)	(2)	(5)	—	(1)	(1)

Net income(c)	1,164	1,329	1,186	795	4,474	1,030	1,091	2,121
Net (income) loss attributable to non-controlling interests	2	1	(1)	—	2	—	—	—

Net income attributable to the Company shareholders(c)	$1,166	$1,330	$1,185	$795	$4,476	$1,030	$1,091	$2,121

(a)	Amounts presented herein include pre-tax LCM charges of $92 million, $181 million and $284 million for the first, third and fourth quarters of 2015, respectively. The second quarter of 2015 includes a pre-tax LCM benefit of $9 million for the partial reversal of the first quarter 2015 LCM adjustment. The first quarter of 2016 includes a pre-tax LCM charge of $68 million. Second quarter 2016 EBITDA includes a pre-tax LCM benefit of $68 million for the partial reversal of the first quarter 2016 LCM adjustment due to price recoveries during the period.
(b)	Includes a pre-tax gain of $78 million on the sale of our wholly owned Argentine subsidiary in the second quarter of 2016.
(c)	Amounts presented herein include after-tax LCM charges of $58 million, $114 million and $185 million in the first, third and fourth quarters of 2015, respectively. The second quarter of 2015 includes an after-tax benefit of $6 million for the partial reversal of the first quarter 2015 LCM adjustment resulting from price recoveries during the period. The first quarter of 2016 includes an after-tax LCM charge of $47 million and an after-tax gain of $78 million on the sale of our wholly owned Argentine subsidiary. Second quarter 2016 EBITDA includes an after tax LCM benefit of $47 million for the reversal of the first quarter 2016 LCM adjustment.

LyondellBasell Industries www.lyb.com	13

Table 11 - Charges (Benefits) Included in Income from Continuing Operations

	2015					2016
Millions of U.S. dollars (except share data)	Q1	Q2	Q3	Q4	Total	Q1	Q2	YTD
Pretax charges (benefits):
Gain on sale of wholly owned subsidiary	$—	$—	$—	$—	$—	$(78)	—	(78)
Lower of cost or market inventory adjustment	92	(9)	181	284	548	68	$(68)	$—
Emission allowance credits, amortization	35	—	—	—	35	—	—	—

Total pretax charges (benefits)	127	(9)	181	284	583	(10)	(68)	(78)
Provision for (benefit from) income tax related to these items	(47)	3	(67)	(99)	(210)	(21)	21	—

After-tax effect of net charges (benefits)	$80	$(6)	$114	$185	$373	$(31)	$(47)	$(78)

Effect on diluted earnings per share	$(0.17)	$0.02	$(0.25)	$(0.42)	$(0.80)	$0.07	$0.11	$0.18

LyondellBasell Industries www.lyb.com	14

Table 12 - Unaudited Cash Flow Information

	2015					2016
(Millions of U.S. dollars)	Q1	Q2	Q3	Q4	Total	Q1	Q2	YTD
Net cash provided by operating activities	$1,468	$1,446	$1,768	$1,160	$5,842	$1,300	$1,261	$2,561
Net cash provided by (used in) investing activities	(443)	(727)	67	52	(1,051)	(597)	(471)	(1,068)
Net cash used in financing activities	(401)	(1,021)	(1,684)	(1,744)	(4,850)	(333)	(1,039)	(1,372)

LyondellBasell Industries www.lyb.com	15

Table 13 - Unaudited Balance Sheet Information

(Millions of U.S. dollars)	March 31, 2015	June 30, 2015	September 30, 2015	December 31, 2015	March 31, 2016	June 30, 2016
Cash and cash equivalents	$1,616	$1,325	$1,474	$924	$1,318	$1,060
Restricted cash	2	3	1	7	4	4
Short-term investments	1,478	1,989	1,602	1,064	1,332	1,023
Accounts receivable, net	3,089	3,373	2,924	2,517	2,683	2,806
Inventories	4,267	4,179	4,138	4,051	3,978	4,009
Prepaid expenses and other current assets(a)	1,195	1,121	1,059	1,226	1,009	1,081

Total current assets	11,647	11,990	11,198	9,789	10,324	9,983
Property, plant and equipment, net	8,430	8,636	8,793	8,991	9,373	9,681
Investments and long-term receivables:
Investment in PO joint ventures	373	357	357	397	398	390
Equity investments	1,581	1,612	1,602	1,608	1,734	1,610
Other investments and long-term receivables	38	126	125	122	18	18
Goodwill	533	543	543	536	548	542
Intangible assets, net	695	671	644	640	618	588
Other assets(a)	637	600	605	674	559	623

Total assets	$23,934	$24,535	$23,867	$22,757	$23,572	$23,435

Current maturities of long-term debt	$4	$3	$3	$4	$4	$4
Short-term debt	514	582	573	353	594	616
Accounts payable	2,631	2,755	2,450	2,182	2,243	2,357
Accrued liabilities	1,482	1,455	1,784	1,810	1,600	1,374
Deferred income taxes(a)	429	434	383	—	—	—

Total current liabilities	5,060	5,229	5,193	4,349	4,441	4,351
Long-term debt	7,677	7,658	7,674	7,671	8,504	8,485
Other liabilities	2,038	2,063	2,044	2,036	2,125	2,143
Deferred income taxes(a)	1,653	1,635	1,604	2,127	2,134	2,149
Stockholders’ equity	7,478	7,927	7,328	6,550	6,344	6,283
Non-controlling interests	28	23	24	24	24	24

Total liabilities and stockholders’ equity	$23,934	$24,535	$23,867	$22,757	$23,572	$23,435

(a)	Our prospective adoption of ASU 2015-17, Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes, in December 2015 resulted in the classification of our deferred taxes as of December 2015 as noncurrent.

LyondellBasell Industries www.lyb.com	16